EXHIBIT 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT made to have effect the 1st day of January 1999.

BETWEEN:

MDSI MOBILE DATA SOLUTIONS INC., a body corporate duly incorporated under the laws of Canada and having its offices at 10271 Shellbridge Way, Richmond, British Columbia, V6X 2W8 (the “Company”)

AND:

GLENN Y. KUMOI, an individual residing at 480 Craigmohr Drive West Vancouver, BC, V7S 1W6 (the “Executive”)

WHEREAS the Company wishes to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

EMPLOYMENT

1.

The Company hereby employs the Executive in the position of Vice President, Legal and the Executive hereby accepts such employment. The Executive shall perform all duties incident to such position and such duties as may be reasonably required from time to time by the CEO, President & COO or Vice President of the Company responsible.

2.	The Executive shall perform his duties out of the Richmond office of the Company but in the future may in its discretion direct that the duties be provided in other locations.

EXCLUSIVE SERVICE

3.

The Executive shall, during his employment with the Company, devote at least 100% of his attention during normal working hours to the business of the Company, and may not continue as a director, employee or consultant to any other company, firm or individual without the prior written consent of the Company.

REMUNERATION AND BENEFITS

4.1

The Company shall pay the Executive the following salary, bonuses and benefits and stock options as set out in the Letter of Employment attached hereto as Schedule “A”. All payment of salary or bonus shall be paid less all applicable Federal and Provincial income tax, unemployment insurance, Canada Pension deductions and other related deductions.

4.2

Any acquisition by the Company, by any means, in whole or in part of the business of another company or firm or recruitment of one or more individuals resulting in a material increase in the responsibility of the Executive, shall require a review of the remuneration of the Executive under this clause.

VACATION

5.	The Executive shall be entitled to a vacation period with pay of three weeks per annum.

CONFIDENTIAL INFORMATION

6.

The Executive shall well and faithfully serve the Company, and use his best efforts to promote the interest thereof and shall not disclose (either during the continuance of his employment hereunder or any time thereafter) the private affairs of the Company or any trade secret of the Company, to any persons other than the Directors of the Company, or as required in the normal course of business and shall not use (either during the continuance of his employment hereunder or any time thereafter) for his own purposes, or any purposes other than those of the Company, any information he may require with respect to the Company’s affairs. The Executive further agrees to execute such further and other agreements concerning the secrecy of the affairs of the Company or any companies which the Company is affiliated or associated as the Directors of the Company shall reasonably request. Furthermore, without restricting the generality of the foregoing, the Executive shall not either during his employment hereunder or any time thereafter, directly or indirectly divulge to any person, firm or corporation:

a)

any intellectual property, proprietary information, know how, trade secrets, processes, product specifications, new product information or methods of doing business acquired as a result of his employment;

b)	any information in respect of the Company personnel or organisation, or any of the financial affairs or business plans of the Company; or

c)	any information in respect of Company pricing policies, sales statistics, sales and marketing plans and strategies, profits, costs, sourcing of clients.

Information shall not be considered as confidential if at the time of disclosure by the Executive it is generally known to the public or after disclosure by the Executive it becomes known to the public through no violation of this Agreement or is disclosed to the Executive by a third party that it is not under an obligation to maintain the confidentiality of the information.

SICK LEAVE

7.

If the Executive shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall furnish the President or CEO of the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary for a period of 120 days or until long term disability begins, whichever period is shorter.

NON COMPETITION

8.1

If the Executive employment is terminated voluntarily or involuntarily, he shall not for a period of 12 months following such termination, become employed by or enter into a contract of service with any corporation, person or other entity which competes with the Company.

8.2

The Executive acknowledges and agrees that there can be no geographic limit to his covenant not to compete due to the nature of the business of the Company, and the Company, the market for the Company products and technologies with which the Company is involved.

8.3

The parties to this agreement recognise that a breach by the Executive of any of the covenants herein contained would result in damages to the Company and that the Company cannot be adequately compensated for such damages by monetary reward. Accordingly, the Executive agrees that in the event of any breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

OWNERSHIP AND USE OF WORK PRODUCTS

9.1

The Executive agrees that any work products (the “Work Products”) produced by the Executive in furtherance of any identifiable project relative to the product line carried by the Company either developed solely by the Executive or jointly with any other party will be the sole and exclusive property of the Company.

9.2

The Company acknowledges that general knowledge and experience including general techniques, algorithms, methods and formulae not developed for the Company’s specific application or work gained by the Executive prior to or in the course of his association with the Company, may be used by the Executive at any time at any time prior to, during or subsequent to his association with the Company, unless a specific agreement to the contrary is entered into by the Executive and the Company, as long as the Executive is not in breach of his covenants of non-competition contained herein.

9.3

This Agreement does not apply to any general techniques, formulae, algorithm or method for which no equipment, supplies, facility or other resources or trade secret information of the Company was used and which was developed entirely on the Executive’s own time unless such techniques, formulae, algorithms, or method related directly to the business of the Company or the Company’s actual demonstrated anticipated research or development.

9.4

At any time and all times, either during or after termination of the Executive’s association with the Company, the Executive will promptly, on the request of the Company, perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any Work Product. Should any services be rendered after termination of his association with the Company a reasonable compensation will be paid to the Executive upon a per diem basis in addition to reasonable travelling and accommodation expenses incurred as a result of rendering such services.

9.5

The Executive hereby assigns to the Company any rights the Executive may have or acquire in the Work Product and waives all claims whatsoever with respect to the Work Product including any moral rights which he/she may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service.

RETURN OF PROPERTY

10.

In the event of termination of this Agreement, the Company agrees to pay the Executive all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Executive of (and the Executive agrees to deliver to the Company);

a)	any property of the Company which may be in the possession or control of the Executive; and

b)	the repayment of any sums owed by the Executive to the Company.

TERMINATION BY COMPANY FOR CAUSE

11.

Without prejudice to any remedy the Company may have against the Executive for any breach or non-performance of this Agreement, the Company may terminate this Agreement, subject to Section 16, for cause at any time effective immediately and without notice and without any payment for any compensation either by way of anticipated earnings or damage of any kind to him whatsoever, save and except in respect of remuneration to the date of such termination. For the purposes of this paragraph, any one of the following events shall constitute good and sufficient reason for termination of this Agreement and dismissal for cause, provided, however, that the following events shall not constitute the only reasons for dismissal for cause:

a)	being guilty or any dishonesty or gross neglect in the discharge of his duties hereunder; or

b)	being convicted of any criminal offence, other than any offence which in the reasonable opinion of the Company does not affect his position as a representative of the Company; or

c)	becoming bankrupt or making any arrangement or composition with his creditors or;

d)	alcoholism or drug addiction of the Executive which impairs his ability to perform his duties hereunder; or

e)	excessive and unreasonable absence of the Executive from the performance of his duties for any reason other than for authorised vacation or sick leave.

TERMINATION OF EMPLOYMENT

12.1	The Executive shall be entitled to terminate employment with the Company, at will, at any time by giving four weeks notice in writing to the President or CEO of the Company.

12.2

The Executive ‘s employment hereunder may be terminated, at will and without cause, at, at any time by the Company upon giving the Executive notice in writing of such termination and upon payment to the Executive of all salary and bonuses owing up to the date of termination and of termination pay in an amount equal to one times basic annual salary in full satisfaction of all claims that the Executive may have against the Company.

12.3

In the event of take-over or change of control of the Company, the Executive may, for a period of one year from the date of such take-over or change of control, elect to terminate his employment in accordance with Section 12.1 and upon such termination pay in an amount equal to one times his basic annual salary shall be paid in full satisfaction of all claims that the Executive may have against the Company. All stock options issued to the Executive shall fully vest on the date of take-over or change of control of the Company,

12.4

In the event of a take-over or such change of control and if the Company, within two years of the effective date of such take-over or change of control, terminates the Executive without cause, the Company shall give the Executive notice in writing of such termination and upon payment to the Executive of all salary and bonuses owing up to the date of termination and of termination pay in an amount equal to one times his basic annual salary shall be paid in full satisfaction of all claims that the executive may have against the

Company. All stock options issued to the Executive shall vest in accordance with the Company’s stock option plan, as amended from time to time.

RESIGNATION AND INDEMNITY

13.1	Upon termination of this Agreement, the Executive will tender to the Company, and all their associated companies, his resignation as an officer.

13.2

Subject to the British Columbia Company Act, as amended from time to time (the “Act”), the Company hereby indemnifies the Executive, his heirs, executors, administrators and personal representatives (collectively, the “Indemnitees”) and save the Indemnitees harmless against all costs, charges and expenses actually and reasonably incurred by the Indemnitees in law, in equity or under any statute or regulation, in connection with any civil, criminal, or administrative claim, action ,proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive being or having been a Director or officer of the Company or its affiliated or associated companies, including any action brought by the Company or companies if:

a)	the Executive acted honestly and in good faith with a view to the best interests of the Company or companies; and

b)	in the case of a criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

13.3	Without limiting the generality of the foregoing of Section 13.2 the costs, charges and expenses against which the Company will indemnify the Indemniitees include:

a)

any and all fees, costs and expenses actually and reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel, and lodging costs;

b)	any amounts reasonably paid in settlement of any action proceeding or investigation;

c)	any amounts paid to satisfy a judgement or penalty, including interest and costs; and

d)	all costs, charges and expenses reasonably incurred by the Indemnitees in establishing their right to be indemnified pursuant to this Agreement.

13.4

If the Indemnitees or any one of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Section 13 for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in Section 13.1 and Section 13.2 and all income taxes payable as a result of the receipt of the indemnity payment.

13.5

Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an “Indemnification Notice”), the Company will forthwith apply to the Supreme Court of British Columbia for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

13.6

Any failure by the Executive in his capacity as a director or officer of the Company to comply with the provisions of the Act or the Memorandum, Articles or Bylaws of the Company will not invalidate any indemnity to which he is entitled under this Agreement.

SURVIVAL

14.

Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 6, 8, 9, 10, 12 and 13 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

NOTICE

15.

Any notice or other communication (each a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

TO:	MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond, B.C. V6X 2W8 Att: President Phone: 604-207-6060 Fax : 604-207-6062

AND TO:	Glenn Kumoi 480 Craigmohr Drive West Vancouver, BC V7S 1W6

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

ENTIRE AGREEMENT

16.

Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement and the schedules attached hereto, constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

AMENDMENTS AND WAIVERS

17.

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

ENUREMENT

18.	The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Executive and the successors and assigns of the Company respectively.

SEVERABILITY

19.

If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

GOVERNING LAW

20.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.

COPY OF AGREEMENT

21.	The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED SEALED & DELIVERED by	)
Glenn Y. Kumoi in the presence of:	)
)
/s/ Sandra Miller	)	/s/ Glenn Kumoi
)
Witness	)	GLENN Y. KUMOI
)
Sandra Miller	)
)
Name	)
)
10271 Shellbridge Way Richmond, BC	)
)
Address	)
)

MDSI MOBILE DATA SOLUTIONS INC.

Per:  /s/ R. Cruickshank

Per: ______________________________

Schedule A

Basic Annual Salary:	$150,000 per annum

Bonus:	In accordance with the Executive Management Incentive Bonus Program a copy of the Program has been supplied to the Executive who acknowledges its receipt.

Stock Option Grant 1999:	In addition to the stock options previously granted to the Executive the Company agrees to grant to the Executive effective October 6, 1999 6,000 common stock options in the capital of the Company at an exercise price of C$18.50. The first third will vest on October 7, 2000 with the remaining options vesting pro-rata monthly over the next 24 months, and vested options are exercisable any time up to five years. Options not vested at the time of voluntary termination of employment with MDSI shall not be exercisable and shall be cancelled. In the event of involuntary termination, other than for cause, any unvested options shall continue to vest during the notice period. You will have thirty (30) days from the date of termination (at the end of the notice period) to exercise any vested options. The terms of granting of these options and the terms and conditions of exercising are set forth in the Option Granting Agreement and the Stock Option Plan itself.

Employee Benefits:	The Executive shall receive those benefits (including medical, dental, extended health insurance, short and long term disability, life insurance and family assistance) which are provided to Canadian based employees in the Company Employee Benefit Program in effect upon the Executives employment date as the Program may be modified from time to time. A copy of the Program has been supplied to the Executive who acknowledges its receipt. The Executive shall be entitled to participate in any separate benefit package that the Company may subsequently develop for senior management.